EMPLOYMENT AGREEMENT


         THIS AGREEMENT effective as of January 1, 2000, between FIRST TEAM SPORTS, INC., a Minnesota corporation (the "Company"), and Leonard R. Vinson, Jr., a resident of Minnesota ("Executive").


                                   WITNESSETH

         WHEREAS, Executive has been employed as Senior Vice President of Sales and Marketing; and

         WHEREAS, the Company desires to continue to have the benefit of Executive's experience and loyalty, and Executive is willing to provide Executive's services on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Definitions.

         The following capitalized terms used in this Agreement shall be defined as follows:

        "Agreement" shall mean this Agreement between the Company and Executive.

         "Base Salary" shall mean the annual base salary payable to Executive pursuant to Section 4(a) hereof, and "monthly Base Salary" shall mean the Base Salary divided by twelve (12).

         "Board" shall mean the Board of Directors of First Team Sports, Inc.

         "Cause" shall mean Executive's (1) gross misconduct, dishonesty or disloyalty; (2) willful and material breach of this Agreement by Executive; or
(3) conviction or entry of a plea of guilty or nolo contendere to any felony or to any misdemeanor involving fraud, misrepresentation or theft.

         A "Change of Control" shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power (with respect to the election of directors) of the Company's then outstanding securities; (2) at any time after the execution of this Agreement, individuals who as of the date of the execution of this Agreement constitute the Board (and any new director whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still

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in office) cease for any reason to constitute a majority of the Board; (3) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company's business or assets.

         "Change of Control Payments" shall mean any payment (including any benefit or transfer of property) in the nature of compensation, to or for the benefit of Executive under any arrangement, which is partially or entirely contingent on a Change of Control, or is deemed to be contingent on a Change of Control for purposes of Section 280G of the Code. As used in this definition, the term "arrangement" includes any agreement between Executive and the Company and any and all of the Company's salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

         A "Commencement Date" shall occur on (1) such date as the Company enters into negotiations leading toward an agreement in principle or definitive agreement pursuant to which a Change of Control thereafter occurs; or (2) the date on which a tender or exchange offer or proxy contest is commenced pursuant to which a Change of Control thereafter occurs.

         "Company" shall mean First Team Sports, Inc., a Minnesota corporation, any subsidiaries thereof, and any successors or assigns, including any Successor.

         "Company Product" means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by the Company or with respect to which the Company has acquired Confidential Information which it intends to use, or uses, in the design, development, manufacture, marketing or sale of a product or service.

         "Competitive Product" means any product, product line or service (including any component thereof or research to develop information in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by anyone other than the Company and is of the same general type, performs similar functions, or is used for the same purposes as a Company Product.

         "Confidential Information" means any information or compilation of information that Executive learns or develops during the course of Executive's employment that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. It includes but is not limited to trade secrets, inventions, and discoveries, and may relate to such matters as research and development, manufacturing processes, management systems and techniques, and sales and marketing plans and information.


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         "Executive" shall mean Leonard R. Vinson, Jr., a resident of Minnesota.

         "Good Reason" shall mean (1) a substantial reduction in the nature or status of Executive's responsibilities hereunder; (2) a reduction by the Company in the Base Salary of Executive except to the extent permitted under Section 4(a) hereof; (3) the failure by the Company to allow Executive to participate to the full extent to which Executive is eligible in all plans, programs or benefits in accordance with Sections 4(b) to (e), inclusive, hereof; or (4) relocation of Executive's principal office more than 20 miles from its current location. Notwithstanding the foregoing, "Good Reason" shall be deemed to occur only if such event enumerated in (1) through (4) above has not been corrected by the Company within two weeks of receipt of notice from Executive of the occurrence of such event, which notice shall specifically describe such event.

         "Incentive Stock Option Plans" shall mean any such plans within the meaning of Section 422 of the Code or any successor provision thereof.

         "Inventions" means any inventions, discoveries, improvements, ideas, or works of authorship (whether patentable or not and including those which may be subject to copyright protection) generated, conceived, authored, or reduced to practice by Executive alone or in conjunction with others, during or after working hours, while an employee of the Company, and that:

(i) are derived in whole or in part from, or use, incorporate, or represent any improvement to any Invention or trade secret of the Company; or

(ii)     result from any work Executive performs for the Company; or

(iii) use any of the Company's equipment, supplies, or facilities, or trade secret information; or

(iv) otherwise relate to the Company's products or the Company's present or possible future research or development.

         "Permanently Disabled" shall mean permanently disabled in accordance with the Company's long-term disability plan in effect at the time of commencement of such permanent disability and as evaluated by sufficient documentation including doctors statements, etc. as requested by the Company.

         "Person" shall mean an individual, partnership, corporation, estate or trust or other entity.

         "Short-Term Plan" shall mean the annual Executive Bonus Plan of the Company in effect from time to time.


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         "Successor" shall be any entity acquiring substantially all of the assets of the Company or a corporation into which the Company is merged or with which it is consolidated.

         "Term" shall mean the term of Executive's employment including any period of renewal, under Section 3 hereof.

         "Transition Period" shall be that period of time commencing on the earlier of a Commencement Date or a Change of Control and continuing for 365 days following a Change of Control.

         2.       Employment and Duties.

                  (a) General. The Company hereby employs Executive as Vice President-Finance upon the terms and conditions set forth in this Agreement. Executive agrees to serve as Vice President-Finance and perform the duties and responsibilities normally vested in the Vice President-Finance of a company, and those duties and responsibilities as may, from time to time, be assigned to Executive by the Board.

                  (b) Exclusive Services. Throughout the Term, Executive shall, except as may from time to time be otherwise agreed in writing by the Company and unless prevented by ill health, devote his full-time working hours to his duties hereunder.

                  (c) No Other Employment. Throughout the Term, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation (excluding volunteer services or outside Board activities with modest time commitments) without the consent of the Board or otherwise engage in activities which would interfere significantly with the performance of his duties hereunder.

         3. Term of Employment. The Company shall retain Executive and Executive shall serve in the employ of the Company for a minimum period of two (2) years commencing as of the date of this Agreement; provided, however, that either Executive or the Company may terminate the employment of Executive during the Term in accordance with, and subject to the right of Executive to receive payments and other benefits that may be due pursuant to, this Agreement. This Agreement will be subject to automatic renewals for successive additional two
(2)-year periods, unless nonrenewed as provided in Section 9 of this Agreement or terminated as provided in Section 9 of this Agreement.

         4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Term as compensation for services rendered hereunder:

                  (a) Base Salary. The Company shall pay to Executive a Base Salary at the rate of $120,000 per annum (increasing to $130,000 per annum effective March 1, 2000), payable semi-monthly. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom. The Base Salary will be reviewed not less than annually by the Board and may be increased, reduced, or left unchanged; provided, however, that any reduction shall be permitted only if the Company then reduces the base compensation of its executive employees generally and shall not exceed the average percentage reduction for all such executive employees.

                  (b) Incentive Compensation. At all times during the Term, unless prohibited by the Code or other applicable law, Executive shall be entitled to participate in all incentive compensation plans and programs of the Company, currently existing or subsequently adopted.

                  (c) Stock Options. At all times during the Term, Executive shall, unless prohibited by the Code or other applicable law, be entitled to participate in all stock option plans and programs of the Company currently existing or subsequently adopted, unless otherwise agreed to by Executive and the Board or unless such plan or program is specifically for the Company's non-executive employees.

                  (d) Executive Benefit Plans. At all times during the Term, Executive shall, unless prohibited by the Code or other applicable law, be eligible to participate in all pension and welfare plans and programs of the Company for executive employees, currently existing or subsequently adopted, including but not limited to the following:

                  (i) all qualified pension plans (e.g., profit sharing and 401(k) plans);

                  (ii) all long-term disability and life insurance plans and programs;

                  (iii)    all group health insurance plans; and

                  (iv)     all supplemental retirement plans and programs.

         5. Termination of Employment for Cause; Resignation Without Good
Reason.

                  (a) Compensation and Benefits. If, prior to the expiration of the Term, Executive's employment is terminated by the Company for Cause or if Executive resigns from employment hereunder other than for Good Reason, then Executive shall not be eligible to receive any compensation or benefits, or to participate in any benefit plans or programs, under Section 4 hereof with respect to future periods after the date of such termination or resignation except for the right to receive any vested benefits in accordance with the terms of such plan or program, or to continue or convert at Executive's expense group insurance coverage as provided by law or the terms of such plan or program.

                  (b) Date of Termination. The date of termination of Executive's employment by the Company under this Section 5 shall be one (1) month after receipt by Executive of written notice of termination. The date of resignation by Executive under this Section 5 shall be one (1) month after receipt by the Company of written notice of resignation.


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         6. Termination of Employment Without Cause or Resignation for Good
Reason Other Than During Change of Control.

                  (a) Compensation and Benefits. If, other than during a Transition Period, Executive's employment is terminated by the Company without Cause or Executive resigns from his employment hereunder for Good Reason, Executive shall be entitled only to receive the following from the Company promptly following the Effective Date of termination or cessation of employment with the Company:

                           (i) The Company shall make a cash payment to
                  Executive equal to the greater of (A) the sum of the highest monthly Base Salary in effect any time during the three-year period immediately preceding such termination times the number of months remaining in the Term (without regard to renewals) under this Agreement, plus an amount equal to the incentive bonus earned by Executive in the prior fiscal year multiplied by the number of months remaining in the Term (without regard to renewals) divided by twelve (12), or (B) the sum of the highest annual Base Salary in effect during the three-year period immediately preceding such termination plus the amount of incentive bonus earned by Executive during the prior fiscal year. Such payment shall be made in cash within fifteen (15) days from and after termination of Executive's employment.

                           (ii) With respect to any stock options, SARs,
                  restricted stock awards or performance share awards granted to Executive and outstanding immediately prior to such termination or resignation, all restrictions (other than those imposed by law) on all shares of restricted stock awards shall lapse immediately, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to be met.

                           (iii) Executive shall be entitled to continued
                  participation in the Company's group health insurance plan as permitted by COBRA and the terms of such plan. Company shall, for a one-year period following termination of Executive's employment, continue to pay a portion of Executive's Company group health insurance premiums equivalent to that portion it pays on behalf of its employees during such one-year period, subject to Executive paying the employee portion of such premiums and subject to termination of participation upon Executive becoming entitled to group health insurance coverage on subsequent employment or upon Executive's electing not to continue coverage or termination of such plan by Company.

                  (b) Date of Termination. The date of termination of Executive's employment by the Company under this Section 6 shall be the date specified in the written notice of termination to Executive, or if no such date is specified therein, the date on which such notice is given to Executive. The date of resignation by Executive under this Section 6 shall be two weeks after receipt by the Company of written notice of resignation, provided that the Good Reason specified in such notice shall not have been corrected by the Company during such two-week period.

         7. Termination of Employment Without Cause or Resignation With Good Reason After Change of Control.

                  (a) Compensation and Benefits. If, prior to the expiration of the Term and as of a date during a Transition Period, Executive's employment is terminated by the Company or its Successor without Cause or if Executive resigns from employment hereunder for Good Reason, Executive shall, subject to subsection (c) below, be entitled only to receive the following from the Company or its Successor promptly following the Effective Date of termination or cessation of employment with the Company:

                           (i) Subject to paragraph (c) hereof, the Company
                  shall make a cash payment to Executive equal to the greater of
                  (A) the sum of the highest monthly Base Salary in effect any time during the three-year period immediately preceding such termination times the number of months remaining in the Term (without regard to renewals) under this Agreement, plus an amount equal to the incentive bonus earned by Executive in the prior fiscal year multiplied by the number of months remaining in the Term (without regard to renewals) divided by twelve
                  (12), or (B) 2 times the sum of the highest annual Base Salary in effect any time during the three-year period immediately preceding such termination, and the amount of incentive bonuses which, absent termination of Executive's employment, could have been earned by Executive during the fiscal year of the Company in which Executive's employment under this Agreement ceases. For purposes of Clause (B), the computation of the amount of incentive bonuses shall be based upon the bonus programs in effect at the time of termination of Executive's employment and such computation shall assume that target performance levels are satisfied for all purposes during such fiscal year. Such payment shall be made in cash within fifteen (15) days from and after termination of Executive's employment.

                           (ii) Executive shall not be eligible to receive any
                  compensation or benefits or to participate in any plans or programs with respect to future periods after the date of such termination or resignation except for the right to receive any vested benefits in accordance with the terms of such plan or program or to continue or convert at Executive's expense group insurance coverage as provided by law or the terms of such plan or program. With respect to any stock options, SARs, restricted stock awards or performance share awards granted to Executive and outstanding immediately prior to such termination or resignation, all restrictions (other than those imposed by law) on all shares of restricted stock awards shall lapse immediately, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to be met.

                  (b) Date of Termination. The date of termination of Executive's employment by the Company under this Section 7 shall be the date specified in the written notice of termination to Executive, or if no such date is specified therein, the date on which such notice is given to Executive. The date of resignation by Executive under this Section 7 shall be two weeks after receipt by the Company of written notice of resignation, provided that the Good Reason specified in such notice shall not have been corrected by the Company during such two-week period.

                  (c) Limitation on Change of Control Compensation. In the event that Executive is a "disqualified individual" within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this
Section 7 or in Section 9 shall be considered together with all Change of Control Payments so that, with respect to Executive, all Change of Control Payments are collectively subject to an overall maximum limit. Such maximum limit shall be One Dollar ($1.00) less than the largest amount under which no portion of the Change of Control Payments is considered a "parachute payment" within the meaning of Section 280G of the Code. Accordingly, to the extent that the Change of Control Payments would be considered a "parachute payment" with respect to Executive, then the portions of such Change of Control payments shall be reduced or eliminated in the following order until the remaining Change of Control Payments with respect to Executive is one Dollar ($1.00) less than the maximum allowable which would not be considered a "parachute payment" under the
Code:

                  (i)      First, any cash payment to Executive;

                  (ii) Second, any Change of Control Payments not described in this Agreement; and

                  (iii) Third, any forgiveness of indebtedness of Executive to the Company.

Executive expressly and irrevocably waives any and all rights to receive any Change of Control payments which would be considered a "parachute payment" under the Code.

         8.       Termination of Employment by Disability or Death.

                  (a) Compensation and Benefits. If Executive becomes Permanently Disabled prior to the expiration of the Term, the Company shall be entitled to terminate Executive's employment subject to the Company's normal policies in such matters as applied to all other salaried employees. In the event of such termination of Executive's employment or termination of Executive's employment by reason of the death of Executive prior to the expiration of the Term, the Executive (or Executive's estate, as the case may be) shall be entitled to receive from the Company only the following:

                           (i) In the event of termination after Executive has
                  become Permanently Disabled, Executive shall be entitled to continued participation in hospital and medical plans and programs of the Company at Executive's own expense, as required by COBRA and in accordance with Company policy as it pertains to disabled salaried employees; that is for the period of said disability or until normal retirement age subject to rules and practice of the plan(s). Company may, in its discretion, provide the benefits described herein under the Company's group plans or under no less favorable insurance contracts or arrangements secured by the Company.

                           (ii) Executive (or, in the event of Executive's
                  death, Executive's estate or Executive's designated beneficiary) shall be entitled to receive any vested benefits in accordance with the terms of any such benefit plans. Executive shall be entitled to continued contributions under the Company's qualified profit sharing and 401(k) plans to the extent permitted in said plans.

                  (b) Date of Termination. The date of termination of Executive's employment under this Section 8 shall be the date Executive becomes Permanently Disabled or the date of Executive's death as the case may be.

         9.       Termination of Employment by Written Notice of Nonrenewal.

                  (a) Notice. This Agreement may be terminated with or without Cause upon delivery of written notice of nonrenewal by either party to the other between ninety (90) and sixty (60) days prior to the end of the Term or of any renewal period.

                  (b) Compensation and Benefits. If Executive's employment is not renewed under this Section 9, Executive shall be entitled only to the following severance benefits:

                           (i) Unless the notice of nonrenewal is given during a
                  Transition Period, the Company shall make a cash payment equal to the amount of the highest annual Base Salary in effect any time during the three-year period immediately preceding termination of employment. Such payment shall be made in cash within fifteen (15) days from and after the end of Executive's employment term. If the notice of renewal is given during a Transition Period, then, subject to Section 7(c), the Company shall make a cash payment to Executive equal to two (2) times the sum of (A) the amount of the highest annual Base Salary in effect any time during the three-year period immediately preceding termination of Executive's employment and (B) the amount of incentive bonuses which, absent termination of Executive's employment, could have been earned by Executive during the fiscal year of the Company in which Executive's employment under this Agreement ceases. For purposes of Clause
                  (B), the computation of the amount of incentive bonuses shall be based upon the bonus programs in effect at the time of termination of Executive's employment and such computation shall assume that target performance levels are satisfied for all purposes during such fiscal year. Such payment shall be made in cash within fifteen (15) days from and after termination of Executive's employment.

                           (ii) Executive shall be entitled to continued
                  participation in Company's group health insurance plan as permitted by COBRA and the terms of such plan. Company shall, for a one-year period following termination of Executive's employment, continue to pay a portion of Executive's Company group health insurance premiums equivalent to that portion it pays on behalf of its employees during such one-year period, subject to Executive paying the employee portion of such premiums and subject to termination of participation upon Executive becoming entitled to group health insurance coverage on subsequent employment or upon Executive's electing not to continue coverage or termination of such plan by Company.

                  (c) Date of Termination. The date of termination of Executive's employment by the Company under this Section 9 shall be the date on which the term of Executive's employment expires.

         10. Legal Fees and Expenses. The Company shall pay or reimburse Executive for all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement from or against the Company in a proceeding before a court of competent jurisdiction.

         11. Assignment of Inventions. Executive agrees to promptly disclose to the Company in writing all Inventions. All such Inventions shall be the exclusive property of the Company and are hereby assigned by Executive to the Company. Further, Executive will, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect, enforce, and use its rights to Inventions. In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that the Company may deem necessary or desirable to:

                  (i) transfer or record the transfer of Executive's entire right, title and interest in Inventions; and

                  (ii) enable the Company to obtain or enforce patent, copyright or trademark protection for Inventions anywhere in the world.

         The obligations of this Section shall continue beyond the termination of employment with respect to Inventions conceived or made by Executive during the period of Executive's employment and shall be binding upon assigns, executors, administrators and other legal representatives. For purposes of this Agreement, any Invention relating to the business of the Company on which Executive files a patent application within six (6) months after termination of employment with the Company shall be presumed to cover Inventions conceived by Executive during the term of Executive's employment, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment.

         NOTICE: Pursuant to Minnesota Statutes ss. 181.78, Executive is hereby notified that this Section 11 does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company.

         12. Confidential Information. Executive agrees not to directly or indirectly use or disclose Confidential Information for the benefit of anyone other than the Company, either during or after employment, for as long as the information retains the characteristics of Confidential Information described in
Section 1 above.

         13. Return of Documents and Property. All documents and tangible items provided to Executive by the Company, or possessed, obtained, or created by Executive for use in connection with Executive's employment, are the property of the Company and shall be promptly returned to the Company on termination of employment together with all copies, recordings, abstracts, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

         14. Noncompetition. In consideration of Executive's rights under this Agreement, including without limitation Sections 5 through 9 hereof, Executive agrees that, from and after the Effective Date and continuing until the one-year anniversary of termination or cessation of Executive's employment with the Company, Executive will not, alone or in any capacity with another person or entity:

                 (i) directly or indirectly, own any interest in, control, be employed by or associated with, or render services to (including but not limited to services in research), any person, entity, or subsidiary, subdivision, division, or joint venture of such entity in connection with the design, development, manufacture, marketing, or sale of a Competitive Product that is sold or intended for use or sale in any geographic area in which the Company actively markets a Company Product or intends to actively market a Company Product of the same general type or function;

                 (ii) directly or indirectly, solicit any of the Company's present or future employees for the purpose of hiring them or inducing them to leave their employment with the Company;

                 (iii) directly or indirectly, solicit, attempt to solicit, interfere, or attempt to interfere with the Company's relationship with its customers or potential customers, on behalf of Executive or any other person or entity engaged in the design, development, manufacture, marketing, or sale of a Competitive Product; or

                 (iv) directly or indirectly design, develop, manufacture, market, or sell any Competitive Product that is sold or intended for use or sale in any geographic area in which the Company actively markets a Company Product or intends to actively market a Company Product of the same general type or function.

         15. Breach of Noncompetition Provisions of this Agreement. In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Section 14 of this Agreement, Executive agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction plus its costs, including but not limited to its reasonable attorneys' fees for securing such relief. Executive recognizes and hereby admits that irreparable damage will result to the Company if Executive violates or threatens to violate the terms of Section 14 of this Agreement. This
Section 15 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of
Section 14 of this Agreement.

         16. Effect of Other Obligations. It is intended that the obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or non-performance of any terms, duties or obligations not specifically recited in this Agreement.

         17. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any Successor to or assigns of the Company, and Executive's heirs and the personal representative of Executive's estate.

         18. Severability. If a Court finds that any provision of this Agreement is not enforceable, Executive and the Company agree that the Court should modify the provision to make it enforceable to the maximum extent possible. If the provision cannot be modified, Executive and the Company agree that the provision may be severed, and the other provisions of this Agreement shall remain in full force and effect.

         19. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         20. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of Minnesota.

         21. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to Executive at the address specified under Executive's signature hereto, or if addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the Board of Directors of the Company. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

         22. Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

         23. Headings; Construction. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         24. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and Executive has executed this Agreement, as of the day and year first written above.

                             FIRST TEAM SPORTS, INC.


                             By:      /s/ John J. Egart
                                       John J. Egart, President

                                      /s/ Leonard R. Vinson, Jr.
                                       Leonard R. Vinson, Jr.